FILE NO. 70-8875

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                        ------------------------

                    POST-EFFECTIVE AMENDMENT NO. 10 TO
                                FORM U-1
                          (AMENDMENT NO. 12)
                       APPLICATION/DECLARATION
                                  UNDER
            THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


Northeast Utilities                     Holyoke Water Power Company
Western Massachusetts Electric Company  Canal Street
174 Brush Hill Avenue                   Holyoke, MA 01040
West Springfield, MA 01090-0010

The Connecticut Light and Power Company Public Service Company of
NU Enterprises, Inc.                    New Hampshire
Northeast Generation Service Company    North Atlantic Energy
Northeast Generation Company            Corporation
Select Energy, Inc.                     1000 Elm Street
Mode 1 Communications, Inc.             Manchester, NH 03015
107 Selden Street
Berlin, CT 06037


               (Name of companies filing this statement and
                addresses of principal executive offices)

                         NORTHEAST UTILITIES
                (Name of top registered holding company)

                         Cheryl W. Grise, Esq.
          Senior Vice President, Secretary and General Counsel
                    Northeast Utilities Service Company
                              P.O. Box 270
                    Hartford, Connecticut  06141-0270
                 (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:
David R. McHale                    Jeffrey C. Miller, Esq.
Vice President and Treasurer       Assistant General Counsel
Northeast Utilities                Northeast Utilities
Service Company                    Service Company
P.O. Box 270                       P.O. Box 270
Hartford, Connecticut              Hartford, Connecticut
06141-0270                         06141-0270






ITEM 1  DESCRIPTION OF PROPOSED TRANSACTIONS

BACKGROUND

1. By Order dated November12, 1998 (HCAR No. 35-26939), in File No. 70-9343, the Commission, among other things, authorized (i) the formation and financing by Northeast Utilities ("NU") of a nonutility subsidiary company (which is referred to therein as "Newco" but which is now known as NU Enterprises, Inc. ("NUEI")) which will engage, through multiple subsidiaries, in a variety of energy related and other activities and (ii) the acquisition by NUEI of the securities of GENCO (now known as Northeast Generation Company), Northeast Generation Services, Inc. (now known as Northeast Generation Service Company), HEC Inc., Mode 1 Communications, Inc. and Select Energy, Inc. (collectively the "Nonutility Subsidiaries").

2.  By Order dated November 20, 1996 (HCAR No. 35-26612), Supplemental
Order dated February 11, 1997 (HCAR No. 35-26665), Supplemental Order dated March 25, 1997 (HCAR No.35-26692), Supplemental Order dated May 29, 1997 (HCAR No.35-26721) and Supplemental Order dated January 16, 1998 (HCAR No. 35-26816) in this File No. 70-8875, the Commission, among other things, authorized the continued use, through December 31, 2000, of the Northeast Utilities System Money Pool ("Money Pool") to assist in meeting the short team borrowing needs of the Applicants and certain other subsidiaries of NU. The Applicants propose to modify the Money Pool to enable NUEI and the other Nonutility Subsidiaries to become participants in the Money Pool.

3. This post-effective amendment to the Application is filed to obtain authorization for the proposed changes to the Money Pool described above.

AMENDMENTS TO THE APPLICATION

To reflect the foregoing, the Application/Declaration in this proceeding, as previously amended, is further amended as follows:

4. Paragraph 1 is deleted in its entirety and replaced with the following:

     "1.     Northeast Utilities ("NU"), a public utility holding
company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and The Connecticut Light & Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Public Service Company of New Hampshire ("PSNH"), Holyoke Water Power Company ("HWP"), and North Atlantic Energy Corporation ("NAEC"), each of which is a wholly-owned subsidiary of NU (each of NU, CL&P, WMECO, PSNH, HWP and NAEC, are sometimes herein called an "Applicant," and collectively all such companies are herein called "Applicants"), and NU Enterprises, Inc. ("NUEI"), a wholly owned nonutility subsidiary of NU, and Northeast Generation Company ("NGC"), Northeast Generation Service Company ("NGS"), Select Energy, Inc. ("Select") and Mode 1 Communications, Inc. ("Mode 1"), each of which is a wholly owned subsidiary of NUEI (NUEI, NGS, NGC, Select and Mode 1 are sometimes herein collectively referred to as the "Nonutility Subsidiaries") submit this application/declaration (the "Application") pursuant to Sections 6(a), 7, 9(a), 10 and 12 of the Act and Rules 43 and 45 thereunder with respect to (a) certain transactions related to the issuance of notes by NU, CL&P and WMECO to evidence borrowings under a new revolving credit facility (the "Facility") aggregating up to $450 million, (b) an increase and extension to December 31, 2000 of the respective short-term borrowing limits of the Applicants and (c) participation by the Nonutility Subsidiaries in the Money Pool."

5. The first three sentences of paragraph 13 are deleted and replaced with the following:

   "13.   The Applicants propose to continue using, and the Nonutility
Subsidiaries propose participating in, the Money Pool, which is administered on their behalf by Northeast Utilities Service Company ("NUSCO") under the direction of an officer in the NUSCO Treasury Organization. The Money Pool currently consists principally of surplus funds that may be available from day to day to the Applicants, including NU and to the Nonutility Subsidiaries. The funds available to the Money Pool will be loaned on a short-term basis to those Applicants, other than NU, to the Nonutility Subsidiaries and to the Non-Applicant Companies, that have a need for short-term funds, subject to certain limitations described therein."

6. Paragraph 14 is deleted in its entirety and replaced with the following:

    "14.   In addition to surplus funds, funds borrowed by NU through the issuance of the Short-Term Notes, by selling commercial paper or by borrowing under the Facility described in paragraphs 2 to 5 above are a source of funds for making open account advances to certain of its subsidiaries through the Money Pool. NU requests that its authority for such borrowings be extended through December 31, 2000. The potential recipients of such open account advances will be PSNH, NAEC, HWP, NUEI, NGS, NGC, Select, Mode 1, NNECO, Quinnehtuk, RR and HEC. (1) Such arrangements have in the past resulted in a reduction in borrowing costs to the recipients because NU has access to funds at lower interest rates than the subsidiaries listed above and/or because the transaction costs of arranging several small financings to meet the needs of the smaller subsidiaries are higher than the costs of arranging one larger financing by NU. The amounts to be borrowed by NU for the purpose of making open account advances and to be borrowed through the Money Pool by the Applicants, the Nonutility Subsidiaries and the Non-Applicant Companies will also be subject to the short-term limits on the aggregate amount outstanding for which approval is sought in this filing."


7. Paragraph 17 is deleted in its entirety and replaced with the following:

    "17.    Money Pool transactions will be designed to match, on a
daily basis, the available cash and short-term borrowing requirements of the Applicants and the Nonutility Subsidiaries, thereby minimizing the need for short-term borrowings to be made by the Applicants (other than NU) and the Nonutility Subsidiaries from external sources. To this end, it is anticipated that the short-term borrowing requirements of the Applicants (other than NU) and the Nonutility Subsidiaries will be met, in the first instance, with the proceeds of borrowings available through the Money Pool, and thereafter, to the extent necessary, with the proceeds of external short-term borrowings, as described below. Those participants in the Money Pool without access to the commercial paper market will have priority as borrowers from the Money Pool, and only PSNH, NAEC, HWP, NUEI, NGS, NGC, Select, Mode 1, NNECO, Quinnehtuk, RR and HEC will be eligible to borrow through the Money Pool from the proceeds of external borrowings by NU. If at any time there are funds remaining in the Money Pool after satisfaction of the borrowing needs of the borrowers, NUSCO, as agent for the Money Pool, will invest those funds as described in paragraph 13 and allocate the earnings on any such investments among the Money Pool participants, providing such excess funds on a pro rata basis according to the amount of the funds so provided."


8. Paragraph 27 is deleted in its entirety and replaced with the following:

   "27.   The aggregate amount of short-term debt that will be
outstanding at any one time, whether evidenced by Short-Term Notes issued to lending institutions or by Commercial Paper or through borrowings from the Money Pool pursuant to the authority requested in this Application or through borrowings through revolving credit facilities described in paragraphs 2 through 5 and paragraph 29, for which Commission authorization is being sought will not exceed $200 million in the case of NU, $375 million in the case of CL&P, $150 million in the case of WMECO, $225 million in the case of PSNH, $5 million in the case of HWP, $60 million in the case of NAEC, $75 million in the case of NUEI, $50 million in the case of Select, $5 million in the case of NGC, $5 million in the case of NGS and $5 million in the case of Mode 1."

9. The second sentence of Paragraph 29 is deleted and replaced with the following:

"HWP, NNECO, NUEI, NGS, NGC, Select, Mode 1 and RR will not be parties to the Facility, although NU may borrow for these companies, as well as for NAEC, Quinnehtuk and HEC, through the Money Pool."


ITEM 4. REGULATORY APPROVALS

10. No other state or federal commission has jurisdiction with respect to, nor are any codes of conduct issued by any such commission applicable to,

any aspect of the proposed transaction and, assuming the Commission authorizes and approves all aspects of such transactions, no Federal commission other than the Securities and Exchange Commission has jurisdiction with respect to any aspect thereof.


ITEM 5. PROCEDURE

11. The Applicants hereby waive any recommended decision by a hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between issuance of the Commission's order and the date on which it is to become effective, since it is desired that the Commission's order, when issued, become effective immediately. The Applicants consent that the Office of Public Utility Regulation within the Division of Investment Management may assist in the preparation of the Commission's decision and/or order.

ITEM 6. EXHIBITS AND FINANCIAL STATEMTENTS

12. The following additional exhibits and financial statements are filed herewith:

          (a)  Exhibits

A.7     Terms of the NU System Money Pool (Revised February 1999)

          I.2  Proposed Form of Notice

 (b)  Financial Statements

The pro-forma effect on NU's financial statements of the proposed amendments authorizing the additional companies to participate in the Money Pool is not material and therefore no new financial statements are filed.


                              SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.

Date: March 3, 1999

NORTHEAST UTILITIES
THE CONNECTICUT LIGHT AND POWER COMPANY
WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
HOLYOKE WATER POWER COMPANY
NORTH ATLANTIC ENERGY CORPORATION
NU ENTERPRISES, INC.
NORTHEAST GENERATIONCOMPANY
NORTHEAST GENERATION SERVICE COMPANY
SELECT ENERGY, INC.
MODE 1 COMMUNICATIONS, INC.


By:/s/David R. McHale
David R. McHale
Vice President and Treasurer